# CONVERTIBLE LOAN AGREEMENT

This Agreement is dated for reference December 11, 2009.

**BETWEEN:**

**Norsat Capital Ltd.** of #110 -4020 Viking Way, Richmond, BC, Canada (the "**Lender**")

**AND:**

**Tonse Solutions Limited**, P.O. Box 31776, Lilongwe, Malawi (the "**Borrower**")

**NOW, THEREFORE**, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

## PART 1

## DEFINITIONS AND INTERPRETATION

**Definitions**

1.1 Where used in this Agreement, and any amendment or supplement hereto, unless there is something in the subject matter or context necessarily inconsistent therewith:

(a) "**Advance**" means any advance of the Loan hereunder;

(b) "**Business Day**" means any day which is not a Saturday, Sunday or Statutory holiday in Vancouver, British Columbia;

(c) "**Closing Date**" means the date of the first Advance of the Loan;

(d) "**Equipment**" has the meaning ascribed to it in §3.2 hereof;

(e) "**Event of Default**" means those events described in §9.1 hereof;

(f) "**Indebtedness**" means the principal amount, interest and all other amounts due by the Borrower to the Lender pursuant to the Loan, this Agreement or the Security;

(g) "**Loan**" means the loan in the aggregate principal amount of up to $500,000 advanced under this Agreement;

(h) "**Maturity Date**" means December xxx, 2012;

(i) **"Note"** means the promissory note(s) in the aggregate principal amount of up to $700,000 granted by the Borrower to the Lender;

(j) **"Security"** has the meaning ascribed thereto in §7.1; and

(k) **"Term"** means the period from and after the date of the first Advance under the Loan to and including the Maturity Date.

**Interpretation**

1.2 For the purposes of this Agreement:

(a) "this Agreement" means this Loan Agreement and any schedules hereto, as amended or supplemented from time to time;

(b) the word "person" includes in its meaning any firm and any body corporate or politic;

(c) the word "successor" includes without limiting its meaning any company resulting from the amalgamation of the Borrower with any other company;

(d) a reference to a Part is to a Part of this Agreement, and the symbol § followed by a number refers to the section or a paragraph of this Agreement so designated; and

(e) all references to any party, whether a party to this Agreement or not, will be read with such changes in number or gender as the context or reference requires.

1.3 Except where otherwise indicated or provided for all statements of or references to dollar amounts in this Agreement mean lawful currency of the United States of America.

## PART 2

## REPRESENTATIONS AND WARRANTIES

2.1 The Borrower represents and warrants to the Lender as follows:

(a) the Borrower is a company duly incorporated pursuant to the laws of Malawi and is in good standing under the laws of Malawi, and is not registered to and does not carry on business in any other jurisdiction;

(b) the Borrower has full corporate power and authority to (i) carry on its business as presently conducted and is licensed or registered or otherwise qualified in all jurisdictions where in the nature of its assets or the business transacted makes such licensing, registration or qualification necessary, (ii) acquire, own, hold, lease and mortgage or grant security in its asset including real property and personal property and (iii) enter into and perform its obligations, covenants and agreements under this Agreement, the Security and all other documents or instruments delivered hereunder;

(c) the execution and delivery of this Agreement and all ancillary Security, instruments or documents issued, executed and delivered hereunder by the Borrower has been duly and validly authorized by all necessary action of the Borrower and each constitutes or will constitute a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors and to the general principles of equity;

(d) the Borrower holds and is possessed of all licences and permits and has effected all registrations required for the conduct of its business and the uses for which its property is used, such licences, permits, and registrations are in good standing, and such conduct and uses are in compliance with the terms of such licences and permits and with all laws, bylaws, rules, regulations, and ordinances applicable to the Borrower or any of its property;

(e) the Borrower is not a party to, nor has it issued, assumed, or granted, nor is it bound by any deed, indenture, debenture, real property mortgage, chattel mortgage, conditional sale contract, general or specific assignment of book debts, or any other lien, charge, or encumbrance which charges the Borrowers' property;

(f) neither the execution and delivery of this Agreement, the Security or any documents or instruments ancillary hereto nor the observance and performance of the obligations of the Borrower thereunder will (i) result in any violation of the constating documents of the Borrower or any deed, indenture, debenture, mortgage, agreement, instrument, judgement, decree, order, statute, rule, or regulation applicable to the Borrower or (ii) result in the acceleration of the time for payment of any moneys payable or for performance of any obligation to be performed by the Borrower;

(g) there are no actions, suits, or proceedings pending or threatened against the Borrower or any of its property by or before any court or any governmental, administrative, or domestic body, tribunal, or agency which if adversely determined would materially adversely affect the continued operation of the business of the Borrower as presently conducted or the prospects or financial condition of the Borrower;

(h) all statements, reports, certificates, and representations made or delivered to the Lender by the Borrower or any person on behalf of the Borrower in connection with the Loan are true and correct in all respects, and in particular the financial information and material furnished to the Lender fairly and accurately represents the prospects and financial condition of the Borrower;

(i) the Borrower has not guaranteed or agreed to guarantee any debt, liability, or obligation of any person or agreed to indemnify any person in respect of any debt, liability, or obligation other than as disclosed to the Lender in writing; and

(j) there is no unsatisfied or outstanding judgement, order, injunction, or decree of any court, tribunal, or governmental agency which materially adversely affects the

business of the Borrower as presently conducted or the prospects or financial condition of the Borrower.

## PART 3

## THE LOAN

**Loan**

3.1 Subject to the terms and conditions hereof, and relying upon the representations and warranties set forth in Part 2 hereof, the Lender will make available to the Borrower a loan in the aggregate principal sum of up to $700,000.

**Use of Proceeds**

3.2 The Borrower will use the proceeds of the Loan for the purpose of purchasing from Norsat International Inc. the equipment and services listed in Schedule A attached hereto (the "**Equipment**") and for no other purpose. The Equipment will be used in accordance with the business plan of the Borrower attached as Schedule B to this Agreement.

**Advances**

3.3 Subject to the other provisions hereof, the Loan, or portions thereof, will be advanced in one or more advances available to the Borrower commencing on the Closing Date and terminating on March 31, 2010 to be used in accordance with and for the purposes described in §3.2 as follows:

(a) the Borrower shall provide the Lender with a written request (each, an "**Advance Request**") for an advance of the Loan together with one or more invoices in respect of expenses permitted under §3.2 each certified by an officer or director of the Borrower in the aggregate total amount of the funds requested in the Advance Request; and

(b) provided no event of default has occurred hereunder, within 3 days of receipt by the Lender of an Advance Request and supporting invoices and satisfaction of all conditions precedent to such Advance, the Lender shall advance to the Borrower the amount set out in the Advance Request.

(c) the Lender may elect the option of paying the supplier(s) invoices directly as part of the Advance Request

## PART 4

## INTEREST

**Interest**

4.1 The Borrower will pay interest on the amounts outstanding under the Loan from time to time at the interest rate set out herein.

**Calculation**

4.2 Interest will accrue and be payable to the Lender on amounts outstanding under the Loan from time to time at the rate of ten per cent (10%) per annum from and after the date of the initial Advance of the Loan. Interest will be calculated annually, not in advance, as well after as before default, demand and judgement.

## PART 5

## PAYMENTS

**Repayment of Interest**

5.1 So long as no default has occurred hereunder or under the Security, the Borrower shall pay to the Lender monthly interest only payments on the 1st day of the month commencing on July 1, 2010 and continuing up to and including the Maturity Date.

**Repayment of Principal**

5.2 So long as no default has occurred hereunder or under the Security, the Borrower shall not be obligated to repay any principal under the Loan until the Maturity Date at which time the entire outstanding principal plus all accrued but unpaid interest shall be due and payable by the Borrower to the Lender without demand.

**Repayment on Maturity**

5.3 The entire outstanding principal, interest and all other amounts due hereunder shall immediately become due and payable by the Borrower to the Lender on the Maturity Date without demand.

**Manner of Payment**

5.4 All payments to be made to the Lender hereunder will be made:

(a) without set-off or counterclaim, and

(b) free and clear of and without deduction for or on account of any taxes.

**Prepayment**

5.5 The Borrower shall be entitled to prepay, on 10 Business Days prior written notice, all or any portion of the principal amount due from time to time under the Loan without bonus or penalty only on the express consent of the Lender and that the Lender shall be entitled to convert such prepayment amount to common shares of the Borrower immediately on such prepayment date on the terms set out in Part 6.

**Allocation**

5.6 Payments made by the Borrower in respect of the Loan and moneys realized from any security held therefor, including moneys realized from the enforcement of the Security, shall be applied firstly against interest accrued to the date of such payment, secondly against any other amounts due hereunder or under the Security, and lastly, against principal.

**Payments**

5.7 Any payments delivered or made to the Lender by 1:00 p.m. Vancouver time on a Business Day will be credited as of that day, but if made after that time will be credited as of the next Business Day.

**PART 6**

**CONVERSION**

6.1 Subject to the terms and conditions hereof, the Lender has the right (the "**Conversion Right**"), exercisable at any time and from time to time on or before the principal amount of the Loan will have been repaid in full, to convert all or any portion of the principal amount then outstanding under this Loan Agreement (the "**Conversion Amount**") into fully paid and non-assessable common shares in the capital of the Borrower. Upon each exercise of the Conversion Right (each a "**Conversion**"), the Lender will be entitled to receive that number of common shares (as may be adjusted from time to time in accordance with §6.3, the "**Common Shares**") in the capital of the Borrower such that if the full original amount of the loan is converted, the total amount of shares owned by the Lender upon Conversion will represent 15% of the outstanding shares at the time of Conversion.

6.2 In order to exercise the Conversion Right, the Lender will, during normal business hours on any business day, deliver a notice (a "**Notice**") to the Borrower at its registered office or place of business (which Notice will be irrevocable) signed by the authorized signatory of the Lender stating that the Lender elects to convert the specified Conversion Amount into Common Shares. Each Conversion will be deemed to have been effected immediately prior to the close of business on the date (the "**Conversion Date**") on which a Notice will have been received by the Borrower and at such time the rights of the Lender under this Loan Agreement in respect of the specified Conversion Amount will cease and the Lender will be deemed to have become the holder of record of the Common Shares. As promptly as practicable after the Conversion Date but in any event within ten business days following the Conversion Date, the Borrower will cause to be issued and delivered to the Lender a certificate in the name of the Lender

representing the Common Shares deliverable upon the Conversion or such other evidence of the issuance and registration as the Lender deems satisfactory, whereupon the Lender will be deemed to have forever released the Borrower in respect of the specified Conversion Amount.

6.3 If the number of outstanding common shares in the capital of the Borrower is affected as a result of

(a) the consolidation, merger or amalgamation of the Borrower with or into another body corporate;

(b) the conversion, exchange, redesignation, reclassification, consolidation or subdivision of the common shares; or

(c) any other capital reorganization of the Borrower whether by reorganization, arrangement, transfer, sale, continuance or otherwise (any such event being herein referred to as a "Capital Reorganization");

then: (a) the Lender, upon any Conversion at any time after the effective date of such Capital Reorganization (the "Effective Date"), will be entitled to, in lieu of the number of common shares to which they were theretofore entitled upon such Conversion, the aggregate number of shares (or other securities or property) of the Borrower or of the body corporate resulting from the Capital Reorganization that the Lender would have been entitled to receive as a result of such Capital Reorganization if the Lender had exercised their Conversion Right and had been a registered holder of the number of common shares to which they were theretofore entitled upon a Conversion immediately before the Effective Date; and (b) the Conversion Price will be adjusted, as necessary, immediately upon the Effective Date of such Capital Reorganization so that the Conversion Price continues to equal the aggregate principal amount outstanding under this Loan Agreement divided by the total number of shares in the capital of the Borrower that the Loan may be converted into after the Effective Date by virtue of and after giving effect to the provisions of this §6.3.

6.4 The Borrower shall at all times while any of principal amount or interest remains outstanding under this Loan Agreement reserve and keep available out of its authorized but unissued common shares, for the purpose of effecting the Conversion Right, such number of common shares as shall from time to time be sufficient to effect the conversion of all outstanding principal and interest under the Loan. As a condition precedent of the taking of any action which would require an adjustment to the Conversion Price, the Borrower shall take any corporate action necessary to ensure that the Borrower shall have unissued and reserved in its authorized capital, and may validly and legally issue, such common shares to which the Lender is entitled on the full exercise of its Conversion Right in accordance with the provisions hereof.

6.5 On the Maturity Date, the Lender may elect conversion or demand payment in accordance with the terms of this Loan Agreement.

## PART 7

## SECURITY

**Form of Security**

7.1 As general and continuing security for the Loan, interest and any other amounts payable and the performance and observation of all the covenants and obligations of the Borrower hereunder or under the Security, the following security shall be delivered to the Lender:

(a) the Note;

(b) such other security as the lender may reasonably require.

(collectively, the "Security")

Notwithstanding the foregoing, the Borrower confirms that it is granting to the Lender security over all the current and future assets of the Borrower, including all equipment, fixtures, personal and real property, licenses and accounts receivables. If an asset can not be charged or security interested granted over it, or the asset can not be transferred to the Lender if the Lender exercises its rights in respect of the Security, the Borrower will hold the asset in trust for the Lender and will make use of or dispose of the asset (including to the Lender) in the manner directed by the Lender in the Lender's discretion.

**Document Approval**

7.2 The inspection or approval by the Lender of any document without an express written confirmation will not be construed as an acceptance of such document, waiver or consent or otherwise affect the rights or remedies of the Lender hereunder.

**Compliance**

7.3 The Lender will not be obliged in any way to ensure that the Borrower complies with the limitations, restrictions, and stipulations provided for herein. In the absence of an express written waiver or consent by the Lender, no act or acquiescence by the Lender will affect the Lender's rights, powers, and remedies and whether or not the Lender was or ought to have been aware of any non-compliance with any limitation, restriction, or stipulation contained herein, the Lender's rights, powers, and remedies will remain in full force and effect.

**Cumulative Rights**

7.4 The rights, powers, and remedies of the Lender hereunder and under the Security are cumulative. The Lender may enforce such rights, powers, and remedies or any of them in any manner and in any order it desires, and the enforcement of any such rights, powers, and remedies will not preclude the simultaneous or later enforcement of any other rights, powers, or remedies.

## PART 8

## COVENANTS

**Positive Covenants**

8.1 At all times during the currency of this Agreement, the Borrower will:

(a) duly and punctually pay or cause to be paid to the Lender all payments in respect of principal, interest and any other amounts due under this Agreement and under the Security on the dates, at the places, and in the manner set forth herein;

(b) duly and punctually observe and perform all of the covenants, agreements, terms, and conditions on its part to be observed or performed hereunder and under the Security;

(c) maintain and preserve its existence in good standing;

(d) conduct its business in a proper and businesslike manner and diligently preserve all of its licences, permits, registrations, rights, powers, privileges, and goodwill;

(e) maintain, or will cause to be maintained, at all times and with reputable insurance companies which are acceptable to the Lender, acting reasonably, all risk, replacement cost insurance over the Equipment, with the lender shown as first loss payee, and such other insurance (including business interruption insurance) over the undertaking and assets of the Borrower of such types and in such amounts as is customary and reasonable in the case of similar undertakings and assets to those of the Borrower and, immediately upon request provide evidence of same to the Lender;

(f) duly and punctually pay all debts and obligations to labourers, workmen, employees, contractors, sub-contractors, and suppliers of material and all taxes, rates, and assessments payable to governmental authorities and all other persons which, if unpaid, might under the laws of any jurisdiction or otherwise have priority over any of the Security, and will exhibit to the Lender when requested receipts or vouchers establishing such payment or performance;

(g) make all payments and perform each and every covenant, agreement, and obligation under any lease now held or hereafter acquired by each of them and any deed, indenture, debenture, mortgage, agreement, or instrument charging the property of the Borrower or any part thereof as and when the same are required to be paid or performed, and will exhibit to the Lender when requested receipts, vouchers, or certificates establishing such payment or performance;

(h) to effect and maintain registration of the Security in any office or public registry which is reasonably required for the better protection, perfection and maintenance of the liens, charges, encumbrances, mortgages and security interests created thereby; and

(i) promptly deliver or cause to be delivered to the Lender such information and material respecting the Borrower's business and financial affairs as the Lender, acting reasonably, may request from time to time.

**Negative Covenants**

8.2 During the currency of this Agreement the Borrower will not, without the prior written consent of the Lender:

(a) alter its constating instruments;

(b) become a party to any transaction whereby all or any part of the undertaking, property or assets of the Borrower would become the property of any other person, firm or corporation, whether by way of reconstruction, reorganization, amalgamation, merger, transfer, sale, lease, or otherwise;

(c) change the location of all or any part of the undertaking, property or assets of the Borrower;

(d) make loans to or investments in, or provide guarantees or indemnities or otherwise give financial assistance to, any person; or

(e) materially change the nature of its business or operations.

## PART 9

## EVENTS OF DEFAULT AND REMEDIES

**Events of Default**

9.1 Any one of the following events will constitute an Event of Default under this Agreement (whether such event is voluntary or involuntary or is effected by operation of law or pursuant to or in compliance with any judgement, decree, or order of any court or any order, rule, or regulation of any administrative or governmental body):

(a) if the Borrower defaults in payment of any principal, interest or any other amounts due hereunder;

(b) if the Borrower defaults in observing or performing any covenant, agreement, or condition hereunder or under the Security on its part to be observed or performed;

(c) if any other event, circumstance, or condition occurs or comes into being which constitutes an event of default under any of the Security or gives rise or could at the option or election of the Lender give rise to acceleration of the time for payment of the moneys secured thereby;

(d) if the Borrower becomes bankrupt or insolvent or makes an assignment for the benefit of, a proposal to, or an arrangement with its creditors or an action is taken or a proceeding is instituted by any person whereby the Borrower may be dissolved, wound up, reorganized, or declared bankrupt or insolvent;

(e) if any warranty or representation made by or on behalf of the Borrower hereunder or in any document, instrument, or certificate delivered in connection herewith proves at any time to be materially incorrect as of the date made;

(f) if the Borrower ceases or demonstrates an intention to cease to carry on its business;

(g) if a receiver or receiver-manager of the undertaking or assets of the Borrower or any part thereof is appointed;

(h) if an encumbrancer takes possession of the undertaking or assets of the Borrower or any part thereof;

(i) if a shareholder of the Borrower commences an action against the Borrower or gives a notice of dissent in accordance with the provisions of the constating legislation of the Borrower;

(j) if the Borrower sells all or any part of the undertaking or assets of the Borrower; or

(k) if the Borrower engages in any business outside of the normal course of its business presently conducted.

**Remedies**

9.2 Upon the happening of any Event of Default, the Lender may at its option declare that the Indebtedness has become immediately due and payable, whereupon the Borrower will pay the same to the Lender forthwith, without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived by the Borrower, and the Lender, without notice to or demand upon the Borrower (which is expressly waived by the Borrower), may proceed to protect, exercise and enforce its rights and remedies under this Agreement and the Security including making demand under the Security for payment of all money secured thereby, and such other rights and remedies as are provided by law or by equity or by statutes. Upon the happening of an Event of Default the Lender shall not be obligated to release or discharge any of the Security unless and until the Indebtedness is paid in full.

**Waiver**

9.3 The Lender may in its sole discretion waive any Event of Default or any breach of any of the provisions contained herein or in any of the Security. No waiver or consent by the Lender will extend to or be taken to affect any subsequent breach or default or the rights resulting therefrom, and no waiver or consent by the Lender will bind the Lender unless it is in writing.

**Performance by the Lender**

9.4 If the Borrower fails to observe or perform any of the covenants or obligations on its part to be observed or performed hereunder or under the Security, then whether or not specifically provided for herein the Lender upon five (5) days prior written notice to the Borrower, may, but will not be bound to, pay such moneys, take such action, and do such things as the Lender may consider necessary to remedy or to partially remedy such failure, all of which the Borrower hereby authorizes the Lender to do in its name and on its behalf, and in such event:

(a) the Lender will be subrogated to all of the rights and be entitled to all of the securities, if any, of the person so paid; and

(b) the Borrower will indemnify and save harmless the Lender from and against all moneys, costs, charges, and expenses (including, without limitation, legal fees and disbursements on the basis of solicitor and own client costs) which are paid or incurred by the Lender in so remedying such failure.

**PART 10**

**CONDITIONS PRECEDENT TO FUNDING**

**Loan Advance**

10.1 The obligation of the Lender to fund any Advance under the Loan is conditional upon fulfilment of the following conditions on or the Closing Date:

(a) the Lender being satisfied, in its sole discretion, with its due diligence on the Borrower, the Borrower's property and business and such other matters as the Lender shall require;

(b) the Borrower shall deliver to the Lender a certified copy of a directors' resolution authorizing the borrowing of the Loan, the grant of the Security and the execution and delivery of this Agreement and all other agreements, documents and instruments referred to herein;

(c) the Borrower shall deliver to the Lender an officer's certificate, certifying certain factual matters, as may be requested by the Lender, in its sole discretion; and

(d) to execute and deliver or cause to be executed and delivered all of the Security and the documents, securities and instruments referred to in §7.1 above and effect registration of the same in any office or public registry which is reasonably required for the better protection, perfection and maintenance of the liens, charges, encumbrances, mortgages and security interests created thereby; and

(e) a legal opinion from the solicitors for the Borrower, satisfactory to the lender, in its sole discretion, on such matters as the lender shall require, including, without

limitation, the due authorization execution, delivery, enforceability and perfection of the Loan Agreement and the Security.

**Benefit**

10.2 The conditions set forth in §10.1 are for the sole and exclusive benefit of the Lender and may be waived by the Lender in writing in whole or in any part on or before the date for the fulfilment thereof.

## PART 11

## GENERAL PROVISIONS

**Withholding Tax, Etc.**

11.1 All payments to be made under this Loan Agreement shall be made free and clear of and without deduction for or on account of all present and future taxes, levies, imposts, deductions, charges and withholdings whatsoever together with interest thereon and penalties with respect thereto, if any, and any payments made on or in respect thereof (collectively "Withholding Taxes") unless the Borrower is compelled by law to make payment subject to such Withholding Taxes. If any Withholding Taxes or amounts in respect thereof must be deducted or withheld from any amounts payable or paid under this Loan Agreement by the Borrower, the Borrower shall pay such additional amounts as may be necessary to ensure that, after all required deductions or withholdings (including deductions and withholdings resulting from any additional amounts required to be paid by reason of this clause), the Lender receives a net amount equal to the full amount which it would have received had payment not been made subject to such Withholding Taxes. The Borrower shall deliver to the Lender evidence reasonably satisfactory to the Lender (including all relevant receipts) that each payment by the Borrower in respect of such Withholding Taxes relating to or arising out of this Loan Agreement on any amount paid or payable under this Loan Agreement, has been duly remitted to the appropriate authority, within 10 days of receipt of a written request by the Lender to do so. The Borrower hereby indemnifies the Lender and holds it harmless from and against any and all losses, liabilities, damages, costs, expenses and claims of any and every kind whatsoever arising from the failure of the Borrower to comply with this §11.1.

**Criminal Code, Etc.**

11.2 Notwithstanding any provision herein to the contrary, to the extent that any amounts payable under this agreement other than principal (collectively, the "Other Amounts") are deemed to be "interest" which is payable at a "criminal rate", as such terms are defined in Section 347 of the *Criminal Code* (Canada) or are deemed to be unlawful under any other applicable legislation of any jurisdiction (collectively "**Interest Legislation**") and, if any payment, collection or demand pursuant to this Agreement in respect of any such Other Amounts is determined to be contrary to the provisions of Interest Legislation, such payment, collection or demand shall, only in respect of the portion thereof that is contrary to the provisions of Interest Legislation, be deemed to have been made by mutual mistake and the amount of such payment or collection that is contrary to the provisions of Interest Legislation shall be refunded to the

Borrower. Notwithstanding the provisions of this §11.2 no interest is payable under this agreement and nothing in this §11.2 shall have the effect of deeming any amounts payable hereunder as interest.

## PART 12

## GENERAL PROVISIONS

**Costs**

12.1 The Borrower shall be responsible for all costs and expenses incurred by the Lender related to this Loan Agreement, the Loan and the Security and other documents required in connection thereto, whether or not all or any part of the Loan is advanced, including, without limitation, all fees and disbursements of the Lender's legal counsel, expenses related to any due diligence and any other out-of-pocket expenses of the Lender. The Company shall also pay any applicable taxes on the foregoing amounts. This obligation shall survive the termination of this Loan Agreement and the Repayment of the Loan.

**Time of Essence**

12.2 Time will be of the essence of this Agreement.

**Governing Law and Attornment**

12.3 This Agreement will be construed in accordance with and governed by the laws of the Province of British Columbia and the laws of Canada applicable therein, and each party hereby unconditionally and irrevocably attorns to the non-exclusive jurisdiction of the courts of such province and any courts competent to hear appeals therefrom. Notwithstanding the foregoing, the Lender may elect to have both the law of Malawi apply to this Agreement and that any action commenced in respect of this Agreement to be heard in the courts of Malawi.

**Further Acts**

12.4 Forthwith upon request by the Lender, the Borrower will execute and deliver all such further deeds, documents, and instruments and will do all such further acts and things as in the reasonable opinion of the Lender or its solicitors are necessary or advisable in order to carry out, give effect to, or perfect the provisions and intent of this Agreement, the Security, and the transactions contemplated hereby. In addition, the Borrower agrees to make amendments to the Agreement that may be reasonably requested by the Lender and that are consistent with the intention of the parties to provide the Lender with a binding and enforceable agreement under Malawi law and a full security interest over all the assets of Borrower for the purpose of securing the Loan.

**Severability**

12.5 If any provision contained in this Agreement is for any reason held by a Court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, then at the option of

the Lender such invalid, illegal, or unenforceable provision will be revised as provided for under §12.4 or will be severable from and will not affect any other provision of this Agreement and this Agreement will be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

**Survival**

12.6 All representations, warranties, covenants, and agreements made in this Agreement or in any declaration, certificate, or other instrument delivered in connection herewith are material and will conclusively be deemed to have been relied upon by the Lender notwithstanding any prior or subsequent investigation by the Lender, will survive advances on account of the Loan and the fulfilment of all transactions and deliveries contemplated hereunder, and will continue in full force and effect so long as any of the Indebtedness remains outstanding.

**Notice**

12.7 Notwithstanding anything herein contained and whether or not expressly stipulated herein, every notice or other communication contemplated hereby or otherwise relating hereto shall be in writing. Every notice required or permitted to be communicated hereunder, may be delivered personally by leaving it with the party to whom it is to be communicated. Such notice shall be deemed to have been validly communicated to and received by the party to whom it was addressed on the date on which it was delivered. The address of any party may be changed by written notice as contemplated by this §12.7, and the respective addresses of the parties hereto for the communication of notice shall be as set out on the first page hereof.

**Entire Agreement**

12.8 This Agreement merges and supersedes all prior negotiations, representations, and agreements, and expresses the entire agreement of the parties hereto with respect to the subject matter hereof.

**Amendments**

12.9 This Agreement may not be amended nor may any term or covenant hereof be waived, discharged, or terminated except by an instrument executed by the party affected thereby.

**Counterparts**

12.10 This Agreement may be signed in as many counterparts as may be necessary, each of which so signed will be deemed to be an original (and each signed copy sent by electronic facsimile transmission will be deemed to be an original), and such counterparts together will constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the date first above written.

**Assigns**

12.11 This Agreement and the Security may be assigned by the Lender to a related entity of the Lender without the consent of the Borrower but may not otherwise be assigned in whole or in part by the Lender, without the prior consent of the Borrower. This Agreement is not assignable by the Borrower except with the prior written consent of the Lender.

**Time of the essence**

12.12 Time is of the essence under this agreement and the Security.

**Enurement**

12.13 This Agreement shall be binding upon, and shall enure to the benefit of the parties hereto and their respective successors, and permitted assigns.

**IN WITNESS WHEREOF** the parties have executed this Agreement as of the day and year first above written.

**TONSE SOLUTIONS LIMITED**

Per: ______________________
Authorized Signatory

**NORSAT CAPITAL LTD.**

Per: ______________________
Authorized Signatory

This execution page is attached to and forms part of the Loan agreement dated for Reference December 11, 2009 amongst the parties set out above.

**Schedule A**

**Equipment and Services**

- **The Provision of a Wireless Network system to be installed in the city of Lilongwe in the republic of Malawi.**

- **Installation and Site Survey Costs**

**Schedule B**

**Business Plan of Borrower**

**(attach plan)**

| | | November | December | January | February | March | April | May | June | July | August | September | October | November | December | Total |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| Units Sold | | 0 | 0 | 6 | 12 | 18 | 24 | 30 | 36 | 42 | 48 | 54 | 60 | 66 | 66 | 462 |
| Corporate | 500.00 | 0 | 0 | 3000.00 | 6000.00 | 9000.00 | 12000.00 | 15000.00 | 18000.00 | 21000.00 | 24000.00 | 27000.00 | 30000.00 | 33000.00 | 33000.00 | 231000.00 |
| Units Sold | | 0 | 0 | 50 | 50 | 50 | 50 | 50 | 50 | 100 | 100 | 100 | 100 | 100 | 100 | 900 |
| Consumer | 130.00 | 0 | 0 | 6500.00 | 6500.00 | 6500.00 | 6500.00 | 6500.00 | 6500.00 | 13000.00 | 13000.00 | 13000.00 | 13000.00 | 13000.00 | 13000.00 | 117000.00 |
| Installation | 100.00 | 0 | 0 | 5600.00 | 6200.00 | 6800.00 | 7400.00 | 8000.00 | 8600.00 | 14200.00 | 14800.00 | 15400.00 | 16000.00 | 16600.00 | 16600.00 | 136200.00 |
| WiFi Hot Spots | | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 |
| Internet Cafe's | | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 |
| | | | | 15100.00 | 18700.00 | 22300.00 | 25900.00 | 29500.00 | 33100.00 | 48200.00 | 51800.00 | 55400.00 | 56000.00 | 62600.00 | 62600.00 | 484200.00 |
| G&A | | | | | | | | | | | | | | | | |
| Salaries | | | | | | | | | | | | | | | | |
| Sales X Senior | 2 | 0 | 0 | 1000.00 | 1000.00 | 1000.00 | 1000.00 | 1000.00 | 1000.00 | 1000.00 | 1000.00 | 1000.00 | 1000.00 | 1000.00 | 1000.00 | 12000.00 |
| Sales X Tranlee | 2 | 0 | 0 | 0 | 700.00 | 700.00 | 700.00 | 700.00 | 700.00 | 700.00 | 700.00 | 700.00 | 700.00 | 700.00 | 700.00 | 7700.00 |
| Sales 5% (Not yet determined) | | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0.00 |
| Admin | 1 | 0 | 0 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 3600.00 |
| Technical people | 5 | 0 | 0 | 700.00 | 1500.00 | 1500.00 | 2500.00 | 2500.00 | 2500.00 | 2500.00 | 2500.00 | 2500.00 | 2500.00 | 2500.00 | 2500.00 | 26200.00 |
| Accountant | 1 | 0 | 0 | 400.00 | 400.00 | 400.00 | 400.00 | 400.00 | 400.00 | 400.00 | 400.00 | 400.00 | 400.00 | 400.00 | 400.00 | 4800.00 |
| CEO | 1 | | | 1500.00 | 1500.00 | 1500.00 | 1500.00 | 1500.00 | 1500.00 | 2500.00 | 2500.00 | 2500.00 | 2500.00 | 2500.00 | 2500.00 | 24000.00 |
| GM | 1 | 0 | 0 | 3500.00 | 3500.00 | 3500.00 | 3500.00 | 3500.00 | 3500.00 | 3500.00 | 3500.00 | 3500.00 | 3500.00 | 3500.00 | 3500.00 | 42000.00 |
| Audit fees | | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 10000.00 | 10000.00 |
| Bank charges | | 0 | 0 | 0 | 500.00 | 500.00 | 1000.00 | 1000.00 | 1000.00 | 1000.00 | 1000.00 | 1000.00 | 1000.00 | 1000.00 | 1000.00 | 10000.00 |
| Office Rental Cost | | 0 | 0 | 350.00 | 350.00 | 350.00 | 350.00 | 350.00 | 350.00 | 350.00 | 350.00 | 350.00 | 350.00 | 350.00 | 350.00 | 4200.00 |
| Server Space Rental | | 0 | 0 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 3600.00 |
| Water | | 0 | 0 | 150.00 | 150.00 | 150.00 | 150.00 | 150.00 | 150.00 | 150.00 | 150.00 | 150.00 | 150.00 | 150.00 | 150.00 | 1800.00 |
| Electricity + rates | | 0 | 0 | 200.00 | 200.00 | 200.00 | 200.00 | 200.00 | 200.00 | 200.00 | 200.00 | 200.00 | 200.00 | 200.00 | 200.00 | 2400.00 |
| Consulting fees | | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0.00 |
| Fuel & Oil | | 0 | 0 | 600.00 | 600.00 | 600.00 | 600.00 | 600.00 | 1200.00 | 1200.00 | 1200.00 | 1200.00 | 1200.00 | 1200.00 | 1200.00 | 11400.00 |
| Insurance | | 0 | 0 | 1000.00 | 1000.00 | 1000.00 | 1000.00 | 1000.00 | 1000.00 | 1000.00 | 1000.00 | 1000.00 | 1000.00 | 1000.00 | 1000.00 | 12000.00 |
| Printing and stationary | | 0 | 0 | 200.00 | 200.00 | 200.00 | 200.00 | 200.00 | 200.00 | 200.00 | 200.00 | 200.00 | 200.00 | 200.00 | 200.00 | 2400.00 |
| Travel + Accommodation | | 0 | 0 | 500.00 | 500.00 | 500.00 | 500.00 | 500.00 | 500.00 | 500.00 | 500.00 | 500.00 | 500.00 | 500.00 | 500.00 | 6000.00 |
| Training and Road Shows | | 0 | 0 | 500.00 | 500.00 | 500.00 | 500.00 | 500.00 | 500.00 | 500.00 | 500.00 | 500.00 | 500.00 | 500.00 | 500.00 | 6000.00 |
| Security (x 1 Guards + | | 0 | 100.00 | 100.00 | 100.00 | 100.00 | 100.00 | 100.00 | 100.00 | 100.00 | 100.00 | 100.00 | 100.00 | 100.00 | 100.00 | 1300.00 |
| Meals + Entertainment | | 0 | 0 | 200.00 | 200.00 | 200.00 | 200.00 | 200.00 | 200.00 | 200.00 | 200.00 | 200.00 | 200.00 | 200.00 | 200.00 | 2400.00 |
| Telephone (Zain) | | 0 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 3900.00 |
| Telephone (MTL) | | 0 | 200.00 | 200.00 | 200.00 | 200.00 | 200.00 | 200.00 | 200.00 | 400.00 | 400.00 | 400.00 | 400.00 | 400.00 | 400.00 | 3800.00 |
| Other Expenses | | 0 | 0 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 300.00 | 3600.00 |
| Legal Fees | | 0 | 150.00 | 150.00 | 150.00 | 150.00 | 150.00 | 150.00 | 150.00 | 150.00 | 150.00 | 150.00 | 150.00 | 150.00 | 150.00 | 1950.00 |
| Advertising + Materials incl. WiFi Hotspots + Internet Cafes | | 0 | 0 | 1000.00 | 1000.00 | 3000.00 | 0 | 1000.00 | 0 | 1000.00 | 0 | 1000.00 | 0 | 1000.00 | 0 | 9000 |
| Towers Co-Siting | | 0 | 0 | 2000.00 | 2000.00 | 2000.00 | 2000.00 | 2000.00 | 2000.00 | 2000.00 | 2000.00 | 2000.00 | 2000.00 | 2000.00 | 2000.00 | 24000.00 |
| Bandwidth (MTL) | | 0 | 0 | 0.00 | 11760.00 | 11760.00 | 11760.00 | 11760.00 | 11760.00 | 11760.00 | 11760.00 | 11760.00 | 11760.00 | 11760.00 | 11760.00 | 129360.00 |
| Transportation | | | | | | | | | | | | | | | | |
| Interest (10%) | | | | | | | | | 5833.33 | 5833.33 | 5833.33 | 5833.33 | 5833.33 | 5833.33 | 5833.33 | 40833.33 |
| TOTAL | | 0 | 750 | 15450.00 | 29210.00 | 31210.00 | 29710.00 | 30710.00 | 36143.33 | 38343.33 | 37343.33 | 38343.33 | 37343.33 | 38343.33 | 47343.33 | 410243.33 |
| | | | | | | | | | | | | | | | | |
| Profit/Loss | | | | -350.00 | -10510.00 | -8910.00 | -3810.00 | -1210.00 | -3043.33 | 9856.67 | 14456.67 | 17056.67 | 21656.67 | 24256.67 | 15256.67 | 73956.67 |
| Capex | | | | 23650.00 | | | | | | | 16500 | | | | | |
| Cash | | | 30000.00 | 6594 | 9084.00 | 7174.00 | 13364.00 | 12154.00 | 9110.67 | 18967.33333 | 16924 | 33980.66667 | 55637.33333 | 79894 | 95150.66667 | |
| Cash transfers | | | | | 10000 | 10000 | 10000 | | | | | | | | | |
| CPE's | | | | | | | | | | | | | | | | |
| purchased | | | 250 | | | 100 | | | 100 | 200 | 200 | | | | | |
| Used | | | | 56 | 62 | 68 | 74 | 80 | 86 | 142 | 148 | 154 | 160 | 166 | 166 | 1362 |
| in stock | | | 250 | 194 | 132 | 164 | 90 | 10 | 24 | 82 | 134 | -20 | -180 | -346 | -512 | -1874 |

| **Start - Up Budget** | | beginning | delayed |
|---|---|---|---|
| Fence (Bricks/Cement/Labour/Electric) | | 3000 | |
| Air Conditioners | | 2000 | |
| Cars X 4 | | 10000 | 10000 |
| Tonse Logo + Other Designs | | | 1000 |
| Branding (Cars + Office) | | | 1000 |
| Office Furniture | | 2000 | 2000 |
| Website | | 2000 | |
| Business Cards | | 200 | |
| Computers | | 3000 | 1000 |
| Printer | | 500 | |
| Launch Party (February) | | | 1500 |
| 5.8 GHz WIMax License | | 356 | |
| Ladders | | 600 | |
| | | **23056** | **16500** |